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                                EXHIBIT 21.1

                                SUBSIDIARIES


Infolocity Merger Sub, Inc

MWI Distribution, Inc.

Producers Entertainment Group, Inc.

Grosso-Jacobson Entertainment Corporation

Grosso-Jacobson Productions, Inc.

Grosso-Jacobson Music Company, Inc.

Tales of Midnite Productions, Inc.

In for Life, Inc.

Plan of Attack Productions, Inc.

Bobwhite Productions, Inc.

Floating Productions, Inc.

DSL Productions, Inc.

Home Green Home, Inc.

Out of Pocket Pictures, Inc.